UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

RACKABLE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2008 the Compensation Committee of the Board of Directors of Rackable Systems, Inc. (the “Company”) approved a corporate bonus plan (the “Plan”) for the 2008 fiscal year. The Plan is an integral part of compensation for the all or nearly all of the Company’s management, including the Company’s executive officers.  The Plan provides that bonuses are payable quarterly based upon (1) the achievement of certain revenue and non-GAAP gross margin performance targets established by the Compensation Committee, and (2) target bonus amounts for each individual established by the Compensation Committee. The Compensation Committee established the annual target bonus amounts for the Plan: the annual target bonus amount for Mark Barrenechea, the Company’s Chief Executive Officer, was established at $350,000; and the annual target bonus amount for Madhu Ranganathan, the Company’s Chief Financial Officer, was established at $105,000.  Under the Plan, for a bonus to be “earned” and payable for a given quarter, the Company’s quarterly revenue and non-GAAP gross margin must each be within the range of revenue and non-GAAP gross margin performance targets set by the Compensation Committee for purposes of the Plan.  In the event of achievement of the revenue and non-GAAP gross margin performance targets, the respective percentage is established at 100% of the target bonus amounts will be earned.  In the event of under-achievement of one or both of the Compensation Committee established performance target ranges, quarterly bonuses under the Plan can result in either 0%, 50% or 75% of the quarterly bonus target being earned, depending on the specific levels of actual revenue and non-GAAP gross margin performance; in the event of no under-achievement and over-achievement of one or both of the revenue and/or non-GAAP gross margin targets, the percentage can result in either 125% or 150% the quarterly bonus target earned, depending on the specific levels of actual revenue and non-GAAP gross margin performance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rackable Systems, Inc.

Dated: March 21, 2008	By:	/s/ Maurice Leibenstern
Maurice Leibenstern
Senior Vice President, General Counsel and Corporate Secretary